EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Shore Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-143002, 333-206110, 333-157141, 333-195527 and 333-167762) and on Form S-8 (Nos. 333-211736, 333-105159 and 333-134955) of Shore Bancshares, Inc., of our reports dated March 16, 2017, with respect to the Consolidated Balance Sheet of Shore Bancshares, Inc. as of December 31, 2016, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 16, 2017